Exhibit 99.1

 Southwest Water Company Reports Record Revenues and Earnings for 2003

    LOS ANGELES--(BUSINESS WIRE)--March 16, 2004--Southwest Water
Company (Nasdaq:SWWC) today reported record revenues and earnings for 2003.

    2003 Full Year Highlights, Compared with 2002:

    -- Revenues increased 32 percent to $173 million from $131 million.

    -- Operating income grew 37 percent to $15 million, compared with $11 million.

    --  Net income rose 20 percent to $7.2 million from $6.0 million.

    --  Diluted earnings per share totaled $0.49, up from $0.44.

    For the year ended December 31, 2003, per share calculations reflect an increase in weighted average shares outstanding of 7.3%, primarily as a result of a private placement of 1.5 million Southwest Water common shares in May 2003.
    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "Financially, 2003 was the most successful year in the company's history. Both our Services Group and our Utility Group contributed significantly to our performance as we executed our strategies of providing a broad spectrum of services to our new and existing clients and customers in the water and wastewater industry. Our growth this past year reflects a balance between organic growth and acquisitions."
    Garnier continued, "Our Services Group benefited from a full year of revenues from Aqua Services, acquired in November 2002, and from construction management of a $25 million water treatment facility, which began in January 2003. In addition, we added new public-private partnerships in four states, including our first contract with the federal government, and expanded the services we provide to current clients. Results in our Utility Group benefited from a successful rate case at our largest utility. The increased rates, effective in May 2003, contributed $4.3 million to revenues. Continuing customer growth at our utilities in New Mexico and Texas also provided increased revenues.
    "Our strong results are also represented in the strength of our balance sheet, which enabled us to reward Southwest Water's stockholders with a 9.2% increase in our cash dividend."
    Garnier concluded, "Looking ahead, our focus is clearly set on furthering the progress we achieved in 2003. Meeting this challenging goal will require that we bring new business development opportunities to fruition and continue to manage our expenses effectively, especially in light of escalating insurance expenses and the rising costs of compliance with Sarbanes-Oxley corporate governance regulations."

    Conference Call

    The company will provide more detail regarding its 2003 results in a conference call and Web cast to be held today, March 16, 2004, at 4:30PM (EST) and 1:30PM (PST). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.

    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.


FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                             Three Months Ended       Years Ended
                                December 31,          December 31,
                               2003      2002        2003      2002
                             ---------- -------------------- ---------

Operating revenues             $43,984  $35,312    $172,974  $130,800

Operating income                 3,771    3,275      14,792    10,774

Pension gain, land sale and
 settlement, net of tax             12        0         466     1,768

Net income                       2,024    1,410       7,193     6,002

Earnings per common share:
     Diluted                     $0.13    $0.10       $0.49     $0.44

Weighted average outstanding
common shares:
     Diluted                    15,524   13,642      14,661    13,668

NOTE: Per share amounts and weighted average outstanding common shares reflect a 4-for-3 stock dividend on January 1, 2004.


CONSOLIDATED BALANCE SHEET INFORMATION
                                       December 31,     December 31,
                                           2003            2002
                                     ---------------------------------

Current assets                               $35,394          $29,836
Property, plant and equipment, net           219,519          202,895
Total assets                                $296,222         $268,744

Current liabilities                          $31,389          $31,623
Long-term debt                                73,102           80,985
Contributions in aid of construction          81,556           70,658
Stockholders' equity                          79,667           61,837
Total liabilities and stockholders'
 equity                                     $296,222         $268,744


    CONTACT: Southwest Water Company
             Richard J. Shields, 213-929-1800
             www.swwc.com
               or
             PondelWilkinson MS&L
             Cecilia Wilkinson or Robert Jaffe,
             323-866-6089 or 323-866-6007
             www.pondel.com